Exhibit 2
MEMORANDUM OF COMPLETION
OF
SALE AND PURCHASE AGREEMENT
RELATING TO SHARES IN
FASTER ASSETS LIMITED
          THIS MEMORANDUM is made as of December 10, 2007, by and between China Technology Development Group Corporation (the “Purchaser”), a company incorporated under the laws of the British Virgin Islands whose registered address is P.O. Box 71, Craigmuir Chambers, Road Town, Tortola, British Virgin Islands; and China Biotech Holdings Limited ( the “Vendor”), a company incorporated under the laws of the British Virgin Islands whose registered address is at Trident Chambers, P.O. Box 146, Road Town, Tortola, British Virgin Islands.
          WHEREAS, the Purchaser and the Vendor are parties (“Parties”) to a Sale and Purchase Agreement relating to Shares in Faster Assets Limited dated as of November 8, 2007 (“FASTER SPA”), pursuant to which the Vendor has agreed to sell to the Purchaser and the Purchaser has agreed to purchase the Sale Shares;
          WHEREAS, the form of FASTER SPA has been approved by the shareholders of the Purchaser at the annual general meeting held on October 19, 2007; and
          WHEREAS, the Parties wish to complete the FASTER SPA on the 10th day of December, 2007;
          NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration receipt of which is hereby acknowledged, the Purchaser and the Vendor hereby agree as follows:
     1. Definitions
Capitalized terms used but not defined herein shall have the meanings assigned to them in the FASTER SPA.
     2. Final Consideration
The final Consideration for the Sale Shares shall be RMB20,700,000, determined by the fair market value of the Plant and its land use right as set out in the independent valuation report issued by Cushman & Wakefield Valuation Advisory Services (HK) Limited.
     3. Consideration Shares
The Purchaser agrees to issue and allot 782,168 shares of its Common Stock, par value US$0.01 each, and 1,000,000 shares of Series A Preferred Shares, par value US$0.01 each, to the Vendor in accordance with Clause 4.2.2 based on the Consideration divided by the average closing price of approximately US$3.437 per share as quoted on the NASDAQ for the last thirty (30) trading days of the Purchaser’s shares immediately preceding to the execution of the Term Sheet up to and including 4 July 2007, being the last trading day before the date of the Term Sheet.

     4. No Further Amendment
Except as specifically set out herein, the FASTER SPA shall not be otherwise amended or modified, and shall continue in full force and effect as amended.
IN WITNESS WHEREOF, this Memorandum is executed as of the day and year first written above.
SIGNATURE PAGE

SIGNED by Lu Zhenwei	)	For and on behalf of
For and on behalf of	)	China Biotech Holdings Limited
CHINA BIOTECH HOLDINGS LIMITED	)	/s/ Lu Zhenwei
in the presence of:	)	Authorised signature(s)

SIGNED by Li Alan	)	For and on behalf of
For and on behalf of	)	China Technology Development Group Corporation
CHINA TECHNOLOGY DEVELOPMENT GROUP CORPORATION	) )
in the presence of:	)	/s/ Li Alan
Authorised signature(s)
 2